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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                      CALIFORNIA WATER SERVICE GROUP, INC.

        FIRST: The name of the corporation is California Water Service Group,
Inc.

        SECOND: The address of its registered office in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.

        THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The aggregate number of shares of all classes of stock which the corporation shall have authority to issue shall be 25,380,000, of which 25,000,000 shares shall be common shares, par value $0.01 per share, and 380,000 shares shall be preferred shares. Of said preferred shares, 139,000 shall be and are "Series C" preferred shares, par value $25 per share. The par value of the remaining 241,000 preferred shares shall be $0.01 per share.

        The preferred shares, other than Series "C," may be issued from time to time in one or more series as noted above, the number of shares constituting each such series to be determined by the board of directors of the corporation pursuant to the authority contained in this certificate. The preferred shares may, at the election of the board of directors, be issued in fractional shares if required in connection with any stock split or otherwise. All of said 25,000,000 common shares shall be of one and the same series, namely common shares with par value of $0.01 per share.

        FIFTH: The said shares which the corporation shall have authority to issue are to be classified as preferred shares of eight series and common shares of one series as provided in Part Fourth above and the nature and extent of the preferences, privileges and
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restrictions granted or imposed upon the holders of the respective classes or series of shares and the number of shares constituting each series of preferred shares shall be as follows:

                (a) The holders of the "Series C" preferred shares shall be entitled to and the corporation shall be bound to pay thereon as and when declared by the board of directors out of the surplus or net profits, dividends at the rate of but not exceeding four and four-tenths percent (4.4%) per annum of the par value of each of such shares, cumulative from the date of issuance and payable quarterly on the fifteenth (15th) day of February, May, August and November in each year. If the corporation shall fail to pay such dividends quarterly upon all the issued and outstanding preferred shares of "Series C," the deficiency in dividends shall be fully paid but without interest before any dividends shall be set apart or paid on the common shares.

                (b) The holders of preferred shares of each series other than "Series C" shall be entitled to, and the corporation shall be bound to pay thereon as and when declared by the board of directors out of the surplus or net profits, dividends at such rate as shall hereafter be fixed by the board of directors as hereinafter provided. Such dividends shall be payable upon the same date and in the same manner as dividends upon "Series C" preferred shares. Dividends upon preferred shares of any series shall be cumulative from the date of issuance in the same manner as dividends upon "Series C" preferred shares.

                (c) After all cumulative dividends are declared and paid or set apart on the preferred shares of "Series C" and on any other series of preferred shares which may be outstanding, the board of directors may declare such additional dividends on the common shares out of the surplus or net profits as in their discretion may seem proper.

                (d) At the option of the corporation, the preferred shares of "Series C" shall be subject to redemption in whole or in part on any dividend date upon at least thirty (30) days notice mailed to the holders of record thereof at $26.75 per share together with accrued dividends, and any such partial redemption shall be made by lot or pro rata or by such other method as shall be provided from time to time by resolution of the board of directors or by the bylaws. If notice of redemption shall have been duly given as hereinabove provided and if on or before the redemption date named in said notice, the funds necessary for such redemption shall have been set aside by the corporation and shall be and continue to be available therefor, then, notwithstanding that any certificate or certificates for preferred shares of "Series C" called for redemption shall not have been surrendered for cancellation, all rights of the holder or holders of such shares so called for redemption to receive dividends thereon shall cease and such shares shall not be transferable on the books of the corporation and thereafter the holder or holders of such shares shall have no right to or in respect to the corporation or its earnings, property and assets other than the right to receive the redemption price and all dividends accrued to the date fixed for such redemption without interest upon the surrender of the certificate or certificates for such shares duly endorsed. All preferred shares of "Series C" redeemed as hereinbefore provided shall be forthwith canceled and shall not be reissued and no shares shall be issued in lieu thereof nor in exchange therefor.


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                (e) At the option of the corporation, preferred shares of each series other than "Series C" shall be subject to redemption in whole or in part on any dividend date, at such redemption price as may hereafter be fixed by the board of directors as hereinafter provided. Any such redemption shall be upon at least thirty (30) days notice to the holders of record thereof which notice shall be given in the same manner as in the case of redemption of "Series C" preferred shares and all provisions herein contained with respect to the redemption of "Series C" preferred shares, except provisions as to redemption price, shall be applicable to the redemption of preferred shares of any other series with appropriate changes in series designations.

                (f) Upon any voluntary dissolution or liquidation of the corporation the holder of the "Series C" preferred shares shall be entitled to receive from capital or earnings an amount equal to $26.75 per share, and all dividends accrued thereon to the date of payment, and upon any involuntary dissolution or liquidations or the corporation the holders of the "Series C" preferred shares shall be entitled to receive, whether from capital or from earnings, an amount equal to the par value thereof and all dividends accrued thereon to the date of payment, but no more before any payment shall be made to the holders of the common shares. After such payments to the holders of the "Series C" preferred shares and after the holders of any other series of preferred shares which may be outstanding have received the payments to which their respective preferences entitle them, the aggregate amount of any assets and funds of the corporation then remaining shall be distributed among the holders of the common shares.

                (g) The preferred shares of "Series C" shall be and are hereby declared to be forever nonassessable.

                (h) The board of directors is hereby authorized to fix or alter from time to time the number of shares constituting any wholly unissued series of preferred stock and to fix or alter from time to time the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices or the liquidation preferences (including the absence or limited grant of any such rights or preferences) of any wholly unissued series of preferred shares. Except in so far as the board of directors shall provide hereinafter in respect of any series, all preferred shares shall be of equal rank, and any series or preferred shares shall have the same rights and preferences as those herein granted to "Series C" preferred shares.

                (i) The common shares of the corporation shall be subject and subordinate to any rights and preferences granted herein and any rights and preferences which may be granted to any series of preferred shares by the board of directors pursuant to the authority herein conferred upon said board of directors.

                (j) The holders of common shares shall be entitled to vote at all elections and to vote or consent on all questions at the rate of one vote for each such share held by such holder, except as provided in Part Eleventh below concerning cumulative voting for the election of directors. The holders of preferred shares of "Series C" shall be entitled to


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        vote at all elections and to vote or consent on all questions at the rate of sixteen votes for each share held by such holder, except as provided in Part Eleventh below concerning cumulative voting for the election of directors.

                (k) The preferred shares of "Series C" shall be entitled to no conversion rights whatsoever.

                (l) Except for any conversion rights which may be granted to any series of preferred shares pursuant to the authority herein conferred upon the board of directors, no one or more holders of shares of the capital stock of the corporation shall be entitled to purchase or otherwise participate in any new or additional issue of stock by the corporation, and every stockholder hereby and by the acceptance of the certificate or certificates for such stockholder's stock irrevocably for said stockholder and said stockholder's heirs, executors, administrators, successors and assigns, waives all rights to purchase or otherwise participate in such new or additional issue or any part thereof except for said conversion rights.

        SIXTH: The name and mailing address of the incorporator is: Paul G. Ekstrom, 1720 North First Street, San Jose, CA 95112.

        The powers of the incorporator are to terminate upon the filing of this certificate of incorporation. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name:                              Address:
-----                              --------
Robert W. Foy                      1720 North First Street, San Jose CA 95112
Edward D. Harris, Jr., M.D.        1720 North First Street, San Jose CA 95112
Robert K. Jaedicke                 1720 North First Street, San Jose CA 95112
Richard P. Magnuson                1720 North First Street, San Jose CA 95112
Linda R. Meier                     1720 North First Street, San Jose CA 95112
Peter C. Nelson                    1720 North First Street, San Jose CA 95112
C.H. Stump                         1720 North First Street, San Jose CA 95112
George A. Vera                     1720 North First Street, San Jose CA 95112
J.W. Weinhardt                     1720 North First Street, San Jose CA 95112

        SEVENTH: The liability of the directors of the corporation, both to the corporation and to its stockholders, for monetary damages, including liability for breach of fiduciary duty, shall be eliminated to the fullest extent permissible under Delaware law, as such law currently exists and as it may be amended in the future.


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        The corporation shall indemnify any person who is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was an agent of the corporation, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law. The corporation is authorized to provide indemnification of agents for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Delaware law.

        EIGHTH: The board of directors is authorized to make, alter or repeal the bylaws of the corporation.

        NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute.

        TENTH: Stockholders may not take action by written consent without a meeting. The procedures and requirements of any such meeting, including notice, quorum and voting requirements, are established by the corporation's bylaws.

        ELEVENTH: At all elections of directors of the corporation, each holder of stock shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two (2) or more of them as such holder may see fit.

        TWELFTH: Vacancies on the board of directors occurring by reason of the removal of a director or directors may be filled only by vote of the stockholders.